UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
May 10, 2013
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
BLUE NILE, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	000-50763	91-1963165
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)
411 FIRST AVENUE SOUTH, SUITE 700, SEATTLE, WASHINGTON, 98104
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)
(206) 336-6700
REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE
N/A
(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On recommendation by Blue Nile, Inc.'s (the “Blue Nile”) Nominating and Corporate Governance Committee, the Board of Directors of Blue Nile increased the size of the Board of Directors to nine members and appointed Mindy Meads to fill the vacancy. Ms. Meads was appointed as a Class I director and will stand for election by a vote of stockholders at our 2014 annual meeting of stockholders. Ms. Meads has been assigned to the Audit Committee and the Compensation Committee of Blue Nile's Board of Directors.

Ms. Meads, 61, served as a Co-Chief Executive Officer of Aeropostale, Inc. from February 2010 to April 2011, and was President and Chief Merchandising Officer of Aeropostale, Inc. from March 2007 to February 2010. From August 2006 to January 2007, she was President and Chief Executive Officer of Victoria's Secret Direct, a division of Limited Brands, Inc., a clothing retailer. From 2004 to 2005, Ms. Meads served as Chief Executive Officer of Lands' End, the apparel retailer that is now a division of Sears Holding Corporation. Prior to that time, Ms. Meads held a variety of executive merchandising and operating positions at Lands' End, Sears, Gymboree, The Limited and R.H. Macy's, all nationwide retailers. Ms. Meads currently serves on the board of directors of Wet Seal, Inc., a teen specialty retailer of fashionable and contemporary apparel and accessory items, and Mela Sciences, Inc., a publicly held biotech company. Ms. Meads is also a member of The Committee of 200, America's Women Business Leaders, and has served as a trustee and a member of the Audit Committee of The Master School, a private high school in New York, since 2010. Ms. Meads is a former director of the Federal Reserve Board for the 7th District (Chicago).
Ms. Meads will receive the same compensation as Blue Nile's other non-employee directors. This compensation consists of:

▪	an annual retainer of $40,000 cash compensation, which the director may elect to receive in stock in lieu of cash;

▪	$3,000 for serving on any committee of the Board of Directors;

▪	an initial grant of restricted stock units with a value of $100,000; and

▪	an annual grant of restricted stock units with a value of $63,000.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE NILE, INC.

Dated: May 14, 2013	By:	/s/ David Binder
David Binder
Chief Financial Officer
(Principal Financial Officer)